UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2013

Petro River Oil Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-49760	98-0611188
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1980 Post Oak Blvd., Suite 2020

Houston, TX 77056

(Address of principal executive offices)

Registrant’s telephone number, including area code: (469) 828-3900

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On December 12, 2013, Petro River Oil Corp. (the “Company”) signed a Securities Purchase Agreement (the “Agreement”) with Petrol Lakes Holding Limited (“Petrol Lakes”). Pursuant to the terms of the Agreement, Petrol Lakes agreed to purchase: (i) 81,250,000 shares of the Company’s common stock, at a per share price of $0.08, for an aggregate purchase price of $6,500,000; and (ii) a warrant to purchase shares of the Company’s common stock. Under the terms of the warrant, Petrol Lakes may purchase up to 40,625,000 shares of the Company’s common stock at a per share price of $0.1356, for an aggregate purchase price of $6,500,000. The warrant, which is exercisable in whole or in part, will expire on December 12, 2015.

Under the Agreement, Petrol Lakes also has the right to appoint one director to the Company’s Board of Directors (the “Board”), which director shall remain on the Board at least through the first annual meeting of the Company after the one year anniversary of the Agreement. As of the date hereof, Petrol Lakes has not exercised this right.

Item 3.02. Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 is incorporated herein by reference.

Petrol Lakes is a non-U.S. Person as that term is defined in Rule 902 of the Securities Act of 1933, as amended (the “Securities Act”), and the sale of the Shares is being made in reliance upon the exemptions from securities registration of Section 4(a)(2) and Regulation S of the Securities Act, and the rules and regulations promulgated thereunder. The Company will receive net proceeds of $5,850,000 from the sale of the equity securities, after the payment of a finder’s fee of $650,000 (10%) to an independent party.

Item 9.01. Financial Statements and Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Securities Purchase Agreement, dated December 12, 2013, by and between Petro River Oil Corp. and Petrol Lakes Holding Limited

99.1	Press Release, dated December 16, 2013

SIGNATURE PAGE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2013

Petro River Oil Corp.

By:	/s/ Scot Cohen
Name:	Scot Cohen
Title:	Executive Chairman